UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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DRIL-QUIP, INC.

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Dril-Quip, Inc. 6401 N. Eldridge Parkway Houston, Texas 77041 Supplement to Proxy Statement for the Annual Meeting of Stockholders to be held on May 12, 2017

May 1, 2017

Appointment of Proxy Solicitor

Dril-Quip, Inc. (the “Company”) has engaged Alliance Advisors, LLC (“Alliance Advisors”) to act as proxy solicitor and to provide informational support in conjunction with the Company’s annual meeting of stockholders to be held at the Company’s worldwide headquarters, 6401 N. Eldridge Parkway, Houston, Texas, on May 12, 2017 at 10:00 a.m. (the “2017 Annual Meeting”). The Company will pay Alliance Advisors a fee of $10,000, plus reasonable expenses, for these services, and the Company will bear the entire cost associated with these services.

Alliance Advisors is reaching out to the Company’s stockholders to encourage them to vote in favor of the proposals described in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 31, 2017 (the “Proxy Statement”).

Supplemental Information Regarding Proposal 5

At the 2017 Annual Meeting, stockholders of the Company will vote to approve a new 2017 Omnibus Incentive Plan (the “2017 Plan”). Proposal 5 in the Proxy Statement includes the relevant information regarding this matter. Although independent advisory firm Glass Lewis & Co. has recommended that stockholders vote to approve Proposal 5, Institutional Shareholder Services has recommended that stockholders vote against the proposal.

We are seeking stockholder approval of the 2017 Plan to replace our stockholder-approved 2004 Incentive Plan. The 2017 Plan is intended to align the interests of our employees and non-employee directors with the interests of our stockholders while rewarding outstanding contributions to our success and profitability. The 2017 Plan is also intended to strengthen our ability to attract and retain talented employees and directors. If the 2017 Plan is not approved by the stockholders, we will not be able to continue our equity-based long-term incentive program, and we may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees.

We believe the number of shares that we intend to reserve for issuance under the 2017 Plan is reasonable. We intend to reserve 1,500,000 shares of our common stock for issuance pursuant to awards under the 2017 Plan, representing less than 4% of the approximately 37.8 million shares outstanding as of April 26, 2017. For the year ended December 31, 2016, the Company granted awards representing 260,740 shares under its existing compensation plan (assuming that any performance unit awards vest at target amounts), representing an aggregate grant date fair value of approximately $13.2 million. Because we expect the aggregate value of awards that we grant on an annual basis under the 2017 Plan to remain generally consistent year over year, we expect the number of shares reserved for issuance under the 2017 Plan to be sufficient for the awards that the Company intends to grant to employees and non-employee directors over the next five years. In addition, the Company’s non-employee directors participate in a director stock compensation program under which they have elected to receive all or a portion of their board and committee fees in the form of restricted stock awards under our current 2004 Incentive Plan, which would continue under the 2017 Plan, if approved.

We have implemented share repurchase plans in recent years that far exceeded the annual stock awards made under our current 2004 Incentive Plan. From 2013 to 2016, we have issued awards for a total of approximately 690,524 shares (assuming unvested performance unit awards vest at target amounts) and have repurchased approximately 3.7 million shares, or approximately $300 million in the aggregate, under stock repurchase plans approved by our Board of Directors. While the two major advisory firms referenced above do not take into account stock buybacks when calculating the “burn rate” or dilution for the 2017 Plan, we believe that our share repurchase activity demonstrates our commitment to shareholder value creation.

Our stockholders support our compensation practices. We believe that our compensation practices are appropriate for a public company of our size and align employee and non-employee director pay with performance. We receive strong Say on Pay approvals from our stockholders each year, which we believe is evidence of support of our use of equity compensation. If the 2017 Plan is not approved, we could be forced to use cash in lieu of stock to meet our annual bonus compensation obligations, which does not provide the same benefits as equity compensation, the most important of which are the alignment of the employee with stockholder interests and the retention of talent.

Our use of performance units, which are not awarded unless performance criteria are met, exposes our executive officers to both the downside and upside of share performance. We believe that performance units are an appropriate form of award for our executive officers because they further incentivize our officers to truly think like stockholders. The performance unit awards better align executive performance with stockholder interests and focus the officers on long-term performance as the performance units vest over three-year intervals. For the past several years, half of the equity awards granted to our executive officers have been performance units.

We believe the 2017 Plan incorporates numerous best practice design features in key governance areas. Consistent with our prior long-term incentive plan, the 2017 Plan prohibits stock option re-pricing, provides for minimum vesting requirements of at least one year, prohibits liberal share counting or “recycling” of shares that are forfeited, includes typical transfer restrictions and prohibits dividend equivalents on unearned awards. Further, upon approval of the 2017 Plan, no additional grants will be made pursuant to our current 2004 Incentive Plan, and shares that would otherwise become available for issuance under our current 2004 Incentive Plan will not become available for issuance under the 2017 Plan.

In light of the foregoing, we urge you to vote to approve Proposal 5.

Important Information

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet at http://www.envisionreports.com/DRQ.com, by telephone at 1-800-652-8683 or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials. Please read the Proxy Statement, as supplemented, because it contains important information.